Exhibit 99.1

News Release

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER OF FISCAL 2013

WALTHAM, Mass., – March 7, 2013 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its second quarter of fiscal year 2013 ended January 31, 2013.

Financial Summary

•	Net revenue of $203.4 million, compared to $169.4 million in the second quarter of fiscal 2012, an increase of 20.1%

•	Gross margin, as a percentage of revenue, of 10.0%, compared to 9.1% in the second quarter of fiscal 2012

•	Operating loss of $8.5 million, compared to operating loss of $12.5 million in the second quarter of fiscal 2012

•	Non-GAAP operating income of $0.2 million, compared to Non-GAAP operating loss of $3.3 million in the second quarter of fiscal 2012

•	Working capital of $99.1 million, compared to $113.5 million at July 31, 2012

As previously reported, the Company sold its Tech for Less (“TFL”) operations on January 11, 2013. Therefore, revenue and results from continuing operations exclude the results of TFL, which have been reclassified to discontinued operations in the Company’s statements of operations for all periods.

Consolidated Financial Results

“Since joining ModusLink in January 2013, I have been working with the management team thoroughly reviewing the Company and its operations,” said John J. Boucher, president and chief executive officer of ModusLink Global Solutions. “I believe that ModusLink has the right clients, services and capabilities to drive long-term growth.”

“As we develop the long-term strategic plan for the Company to achieve profitable growth, our near-term priorities are continuing to reduce costs, evaluating our global operations, improving asset efficiency and maintaining a high level of client services,” said Boucher.

“Results for the second quarter reflected growth in revenue from new programs and stability in our base business. We benefited from increased unit volumes from several clients that resulted in total revenue exceeding our expectations. Although expenses remained high due to costs related to the restatement and other initiatives, we expect to have an improved cost structure as we benefit from continued cost reduction actions,” concluded Boucher.

ModusLink reported net revenue of $203.4 million for the second quarter of fiscal 2013, an increase of 20.1%, compared to net revenue of $169.4 million reported in the second quarter of fiscal 2012. Revenue from new programs in the second quarter of fiscal 2013 was $44.6 million, compared to $14.1 million in the same period last year, an increase of 216.3%. Driving the increase was a program in Europe for a consumer products client and an engagement with a consumer electronics client that commenced new programs in recent quarters and contributed to revenue in all regions. (1)

Revenue from the Company’s base business increased 2.3% in the second quarter of fiscal 2013 to $158.8 million, compared to $155.3 million in the same period last year. Contributing to the increase was growth in revenue from a program supporting a major product launch for a software client, as well as increased revenue from an aftermarket services program.

Gross profit was $20.3 million, or 10.0% of revenue, for the second quarter of fiscal 2013, compared to $15.4 million, or 9.1% of revenue, in the second quarter of fiscal 2012. The increase in gross margin as a percentage of revenue was primarily due to higher revenue and the effects of the Company’s cost reduction actions.

Operating results for the second quarter of fiscal 2013 included selling, general and administrative expenses (SG&A) of $23.7 million, compared to $23.2 million in the same quarter of fiscal 2012. Included in SG&A for the second quarter of fiscal 2013 were expenses of $4.6 million related primarily to the restatement process and other professional fees.

Restructuring expenses for the second quarter of fiscal 2013 were $4.8 million, compared to $4.5 million in the second quarter of fiscal 2012. Restructuring expenses in the second quarter of fiscal 2013 related to previously announced cost reduction actions and included employee severance and other costs. Since the beginning of fiscal 2013, ModusLink has reduced its workforce by approximately 8.0%. Restructuring expenses for the second quarter of the previous year related to the Company’s actions to reduce facility and employee costs associated with facilities in Ireland, France, the Netherlands, China and the U.S.

Operating loss for the second quarter of fiscal 2013 was $8.5 million, compared to operating loss of $12.5 million in the second quarter of fiscal 2012.

Other expense for the second quarter of fiscal 2013 was $3.2 million, compared to other income of $0.6 million in the second quarter of fiscal 2012. Other expense for the second quarter of fiscal 2013 was comprised primarily of losses and a non-cash impairment charge associated with the Company’s @Ventures portfolio and also included foreign exchange transaction losses, compared to foreign exchange transaction gains in the second quarter of 2012.

For the second quarter of fiscal 2013, net loss from continuing operations was $12.4 million, or ($0.29) per share, compared to net loss from continuing operations of $12.3 million, or ($0.29) per share, for the second quarter of fiscal 2012.

Including results from discontinued operations, net loss for the second quarter of fiscal 2013 was $12.6 million, or ($0.29) per share, compared to net loss of $12.9 million, or ($0.30) per share, for the same period in fiscal 2012.

Excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and intangible assets, share-based compensation, and restructuring, the Company reported a non-GAAP operating income of $0.2 million for the second quarter of fiscal 2013, compared to non-GAAP operating loss of $3.3 million for the same period in fiscal 2012.

As of January 31, 2013, the Company had working capital of $99.1 million, compared to $113.5 million at July 31, 2012. Included in working capital as of January 31, 2013 were cash, cash equivalents and marketable securities totaling $51.8 million, compared to $52.5 million at July 31, 2012. The Company concluded the quarter with no outstanding bank debt.

For the second quarter of fiscal 2013, net cash used in operating activities of continuing operations was $4.9 million, compared to $10.2 million in the same period in fiscal 2012.

Update on Steel Holdings Investment

As announced on February 11, 2013, the Company has entered into an Investment Agreement with Steel Partners Holdings L.P. (“Steel Holdings”). Under the terms of the agreement, Steel Holdings would purchase 7.5 million newly issued shares of common stock at a price of $4.00 per share, representing a cash investment in the Company, before fees and expenses, of $30 million. In addition, at the closing of the transaction the Company would issue Steel Holdings warrants to acquire 2.0 million shares at an exercise price of $5.00 per share. The Company expects to close such transaction on or soon after March 12, 2013, subject to obtaining stockholder approval of the transaction at the Company’s 2012 Annual Meeting of Stockholders to be held on March 12, 2013, and the satisfaction of other enumerated closing conditions.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2013 second quarter results at 5:00 p.m. ET on March 7, 2013. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the success and impact of the Company’s initiatives to reduce costs; the Company’s ability to develop a long-term strategic plan to achieve profitable growth; the Company’s ability to achieve its near-term priorities to reduce costs, evaluate its global operations, improve asset efficiency and maintain high levels of customer services; the Company’s expectations regarding an improved cost structure and the expectation as to the closing of the Steel Holdings transaction. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including its cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; uncertainties and volatility relating to global economic conditions, especially in the technology sector; unanticipated declines in, or failure to achieve the anticipated levels of, the demand for our clients’ products; potential strains on managerial and operational resources resulting from expanded operations; failure to realize expected benefits of restructuring and cost-cutting actions; inability to expand operations in accordance with the Company’s business strategy; insufficient cash balances that could prevent the Company from meeting business or investment goals; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; customer losses; demand variability in supply chain management clients, to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; changes in tax rates in jurisdictions where profits are determined to be earned and taxed; changes in estimates of tax credits, benefits and deductions; unfavorable resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; adverse conditions in the mergers and acquisitions or IPO markets, which could prevent liquidity for securities in the Company’s venture capital portfolio; increased competition and technological changes in the markets in which the Company competes; and the Steel Holdings transaction is subject to certain enumerated closing conditions and there can be no assurance that such conditions will be met and the transaction will be consummated. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

Contacts:

Investor:

Robert Joyce

ModusLink Investor Relations

781-663-5120

ir@moduslink.com

Media:

Teresa Osborne

ModusLink Public Relations

781-663-5153

teresa_osborne@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2013	July 31, 2012	January 31, 2012
Assets:
Cash and cash equivalents	$51,790	$52,369	$95,618
Available-for-sale securities	14	131	132
Trade accounts receivable, net	151,573	148,931	156,195
Inventories, net	83,053	83,990	94,675
Prepaid and other current assets	11,807	10,466	10,325
Current assets of discontinued operations	283	—	—

Total current assets	298,520	295,887	356,945

Property and equipment, net	38,193	40,772	43,493
Investments in affiliates	9,556	10,803	12,352
Goodwill	3,058	3,058	3,058
Intangible assets, net	2,327	2,897	4,029
Other assets	6,671	5,465	10,318

	$358,325	$358,882	$430,195

Liabilities:
Current portion of capital lease obligations	$99	$73	$89
Accounts payable	125,472	110,520	135,970
Current portion of accrued restructuring	4,575	1,724	4,978
Accrued expenses	40,422	41,753	37,776
Other current liabilities	27,411	26,778	39,489
Current liabilities of discontinued operations	1,471	1,528	1,452

Total current liabilities	199,450	182,376	219,754

Long-term portion of accrued restructuring	—	—	109
Long-term portion of capital leases obligations	40	69	104
Other long-term liabilities	11,037	11,012	12,030
Non-current liabilities of discontinued operations	101	293	983

	11,178	11,374	13,226
Stockholders' equity	147,697	165,132	197,215

	$358,325	$358,882	$430,195

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,			Six months ended January 31,
	2013	2012 (As Restated)	Fav (Unfav)	2013	2012 (As Restated)	Fav (Unfav)
Net revenue	$203,436	$169,435	20.1%	$400,487	$367,265	9.0%
Cost of revenue	183,158	154,026	(18.9%)	361,585	326,084	(10.9%)

Gross margin	20,278	15,409	31.6%	38,902	41,181	(5.5%)

	10.0%	9.1%	0.9%	9.7%	11.2%	(1.5%)
Operating expenses:
Selling, general and administrative	23,721	23,181	(2.3%)	47,862	44,330	(8.0%)
Amortization of intangible assets	285	285	—	569	569	—
Restructuring, net	4,798	4,463	(7.5%)	6,268	5,219	(20.1%)

Total operating expenses	28,804	27,929	(3.1%)	54,699	50,118	(9.1%)

Operating income (loss)	(8,526)	(12,520)	31.9%	(15,797)	(8,937)	(76.8%)
Other income (expense)	(3,217)	559	(675.5%)	(4,868)	1,390	(450.2%)

Income (loss) from continuing operations before taxes	(11,743)	(11,961)	1.8%	(20,665)	(7,547)	(173.8%)
Income tax expense (benefit)	674	380	(77.4%)	1,583	2,251	29.7%

Income (loss) from continuing operations	(12,417)	(12,341)	(0.6%)	(22,248)	(9,798)	(127.1%)
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(133)	(535)	75.1%	(960)	(1,933)	50.3%

Net Income (loss)	$(12,550)	$(12,876)	2.5%	$(23,208)	$(11,731)	(97.8%)

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.29)	$(0.29)	—	$(0.51)	$(0.23)	(121.7%)
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)	(0.04)	50.0%

Net income (loss)	$(0.29)	$(0.30)	3.3%	$(0.53)	$(0.27)	(96.3%)

Shares used in computing basic earnings (loss) per share	43,654	43,434		43,629	43,367

Shares used in computing diluted earnings (loss) per share	43,654	43,434		43,629	43,367

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
Net revenue:
Americas	$67,731	$59,498	$131,641	$129,009
Asia	60,356	51,124	116,731	111,863
Europe	67,818	50,710	136,748	108,316
All other	7,531	8,103	15,367	18,077

	$203,436	$169,435	$400,487	$367,265

Operating income (loss):
Americas	$(445)	$(3,084)	$(2,470)	$(3,204)
Asia	5,586	4,513	12,756	13,805
Europe	(3,902)	(7,177)	(7,750)	(8,865)
All other	(954)	(79)	(536)	777

	285	(5,827)	2,000	2,513
Other reconciling items	(8,811)	(6,693)	(17,797)	(11,450)

	$(8,526)	$(12,520)	$(15,797)	$(8,937)

Non-GAAP operating income (loss):
Americas	$1,673	$(1,272)	$1,073	$54
Asia	7,982	5,795	17,004	16,760
Europe	(1,198)	(2,225)	(3,206)	(2,521)
All other	289	409	1,145	1,752

	8,746	2,707	16,016	16,045
Other reconciling items	(8,527)	(5,970)	(17,212)	(10,090)

	$219	$(3,263)	$(1,196)	$5,955

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$219	$(3,263)	$(1,196)	$5,955

Adjustments:
Depreciation	(3,240)	(3,511)	(6,849)	(7,224)
Amortization of intangible assets	(285)	(285)	(569)	(569)
Stock-based compensation	(422)	(998)	(915)	(1,880)
Restructuring, net	(4,798)	(4,463)	(6,268)	(5,219)

GAAP Operating income (loss)	$(8,526)	$(12,520)	$(15,797)	$(8,937)

Other income (expense), net	(3,217)	559	(4,868)	1,390
Income tax expense	(674)	(380)	(1,583)	(2,251)
Income (loss) from discontinued operations	(133)	(535)	(960)	(1,933)

Net income (loss)	$(12,550)	$(12,876)	$(23,208)	$(11,731)

Reconciliations for non-GAAP measure:
	Three months ended January 31,		Six months ended January 31,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities of continuing operations	$(4,947)	$(10,189)	$3,833	$(4,955)
Additions to property and equipment	(1,436)	(3,015)	(3,570)	(4,765)

Free cash flow from operations	$(6,383)	$(13,204)	$263	$(9,720)